Exhibit 21

Subsidiaries of Alliant Techsystems Inc.

as of March 31, 2006

All subsidiaries listed below are 100% owned except where noted.

Subsidiaries	State of Incorporation or Organization

• Alliant Ammunition and Powder Company LLC	Delaware
• New River Energetics, Inc.	Delaware
• Alliant Ammunition Systems Company LLC	Delaware
• Alliant Lake City Small Caliber Ammunition Company LLC	Delaware
• ATK Commercial Ammunition Holdings Company Inc.	Delaware
• ATK Commercial Ammunition Company Inc.	Delaware
• Federal Cartridge Company (in New York, d/b/a Federal Cartridge Company Inc.)	Minnesota
• Ammunition Accessories Inc.	Delaware
• ATK Ordnance and Ground Systems LLC	Delaware
• ATK Tactical Systems Company LLC	Delaware
• ATK Missile Systems Company LLC	Delaware
• ATK Thiokol Inc.	Delaware
• Alliant Southern Composites Company LLC	Delaware
• GASL, Inc.	New York
• Micro Craft Inc.	Tennessee
• Composite Optics, Incorporated	California
• COI Ceramics, Inc. (59% ownership)	California
• Mission Research Corporation	Delaware
• ATK Space Systems Inc.	Delaware
• ATK Insurance Company	Vermont